Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports 2009 Third Quarter Results

WALTHAM, Mass. (October 22, 2009) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, reported that revenues decreased 2% to $2.53 billion in the third quarter of 2009, compared with $2.59 billion in the 2008 quarter. These results reflect the impact of foreign currency translation, which lowered revenues by 2%, and acquisitions, which  increased revenues by 2%. GAAP diluted earnings per share (EPS) were $.53 in 2009, versus $.50 in the year-ago period. GAAP operating income for the 2009 quarter was $275 million, compared with $286 million in 2008, and GAAP operating margin was 10.9%, compared with 11.1% a year ago.

Adjusted EPS increased 4% to $0.78 in the third quarter of 2009, versus $0.75 in the 2008 quarter. Adjusted operating income for the 2009 quarter decreased 4% versus 2008 results, and adjusted operating margin declined 20 basis points to 17.3%, compared with adjusted operating margin of 17.5% in the 2008 period.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.” All prior-year results have been adjusted to reflect the new accounting rules concerning convertible debt and the calculation of earnings per share that took effect at the beginning of 2009.

Quarterly Snapshot
•	Revenues decreased 2%
•	Adjusted EPS increased 4%
•	Generated significant free cash flow of $346 million
•	Acquired B.R.A.H.M.S. AG, a leading provider of specialty in-vitro diagnostic tests
•	Showcased new technologies and workflows at major clinical chemistry and food safety exhibitions
•	Recorded strong shipments of Thermo Scientific LTQ Velos ion trap and LTQ Velos Orbitrap mass spectrometry systems for proteomics research

“We’re pleased that our third quarter results have continued our trend of improving revenue and operating performance as the year has progressed, keeping us firmly on track to meet our financial goals for 2009,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “In line with our expectations, the economy continued to constrain our customers’ spending on capital equipment, while sales of consumables showed increasing strength. We again reported significant improvement in our operating margin over the preceding quarter, and delivered growth in adjusted EPS on both a sequential and year-to-year basis. Finally, we generated another strong quarter of free cash flow, and also invested approximately $480 million just after quarter close to acquire B.R.A.H.M.S., which significantly broadened our offering in high-growth specialty diagnostics applications.

“Looking ahead, we remain intently focused on pursuing opportunities that will generate shareholder value for the long term. These include:
•	Developing innovative technologies that our customers need for their specific applications, from life sciences to food safety
•	Expanding our strong commercial presence in growing geographic markets, particularly Asia
•	Capitalizing on opportunities presented by global government stimulus programs, and
•	Extending our track record of effective capital deployment.

Casper added, “Entering the fourth quarter, we are narrowing our annual revenue guidance to a range of $9.95 to $10.05 billion. This would lead to a 4% to 5% decline from our 2008 results. We are also narrowing our adjusted EPS guidance to a new range of $2.95 to $3.05 for the year, which would result in a 3% to 6% decline compared with our 2008 adjusted EPS of $3.13.” (The 2009 guidance does not include any future acquisitions or divestitures, and is based on present currency exchange rates. In addition, the adjusted EPS estimate excludes amortization expense for acquisition-related intangible assets and certain other items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”)

Management uses adjusted operating results to monitor and evaluate performance of the company’s business segments.

Analytical Technologies Segment

Revenues in the Analytical Technologies Segment declined 6% in the third quarter of 2009 to $1.02 billion, compared with 2008 revenues of $1.09 billion. Adjusted operating income decreased 11% in the third quarter of 2009, and adjusted operating margin decreased to 19.9%, versus 2008 results of 21.1%.

Laboratory Products and Services Segment

In the Laboratory Products and Services Segment revenues increased 1% in the third quarter of 2009 to $1.63 billion, compared with 2008 revenues of $1.61 billion. Adjusted operating income increased 4% in the third quarter of 2009, and adjusted operating margin increased to 14.4%, versus 2008 results of 14.0%.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which excludes operating cash flows from discontinued operations and deducts net capital expenditures. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. Our adjusted EPS estimate for 2009 excludes approximately $.89 of expense for the amortization of acquisition-related intangible assets for acquisitions completed through the third quarter of 2009. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the one-time effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any regularity or predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and debt facilities, and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher’s earnings guidance, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded, other than the amortization expense, are difficult to predict and estimate and are primarily dependent on future events, such as acquisitions and decisions concerning the location and timing of facility consolidations.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, October 22, at 8:30 a.m. Eastern time. To listen, dial (866) 804-6922 within the U.S. or (857) 350-1668 outside the U.S., and use conference ID 27442368. You may also listen to the call live on our Website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our Website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, November 20, 2009.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, enabling our customers to make the world healthier, cleaner and safer. With 2008 revenues of $10.5 billion, we have approximately 34,000 employees and serve over 350,000 customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental and industrial process control settings. Serving customers through two premier brands, Thermo Scientific and Fisher Scientific, we help solve analytical challenges from routine testing to complex research and discovery. Thermo Scientific offers customers a complete range of high-end analytical instruments as well as laboratory equipment, software, services, consumables and reagents to enable integrated laboratory workflow solutions. Fisher Scientific provides a complete portfolio of laboratory equipment, chemicals, supplies and services used in healthcare, scientific research, safety and education. Together, we offer the most convenient purchasing options to customers and continuously advance our technologies to accelerate the pace of scientific discovery, enhance value for customers and fuel growth for shareholders and employees alike. Visit www.thermofisher.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:  This press release contains forward-looking statements that involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Quarterly Report on Form 10-Q for the period ended June 27, 2009, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investors” section of our Website under the heading “SEC Filings.”  Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to:  competition and its effect on pricing, spending, third-party relationships and revenues; the need to develop new products and adapt to significant technological change; implementation of strategies for improving internal growth; general worldwide economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; the effect of laws and regulations governing government contracts; the effect of competing with certain of our customers and suppliers; and the effect of rapid changes in the healthcare industry. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

###

Consolidated Statement of Income (unaudited) (a)(b)(c)	Three Months Ended
	September 26,	% of	September 27,	% of
(In millions except per share amounts)	2009	Revenues	2008	Revenues

Revenues	$2,531.1		$2,588.1
Costs and Operating Expenses:
Cost of revenues (d)	1,489.3	58.8%	1,523.9	58.9%
Selling, general and administrative expenses (e)	544.5	21.5%	548.7	21.2%
Amortization of acquisition-related intangible assets	148.2	5.9%	152.0	5.8%
Research and development expenses	60.5	2.4%	61.8	2.4%
Restructuring and other costs (income), net (f)	13.1	0.5%	15.4	0.6%
	2,255.6	89.1%	2,301.8	88.9%

Operating Income	275.5	10.9%	286.3	11.1%
Interest Income	2.5		14.9
Interest Expense	(29.2)		(39.7)
Other Expense, Net (g)	(1.9)		(2.9)

Income from Continuing Operations Before Income Taxes	246.9		258.6
Provision for Income Taxes (h)	(25.7)		(43.7)

Income from Continuing Operations	221.2		214.9
Gain on Disposal of Discontinued Operations (net of income tax provision of $1.8 in 2008)	—		3.2

Net Income	$221.2	8.7%	$218.1	8.4%

Earnings per Share from Continuing Operations:
Basic	$.54		$.51
Diluted	$.53		$.49

Earnings per Share:
Basic	$.54		$.52
Diluted	$.53		$.50

Weighted Average Shares:
Basic	407.9		419.0
Diluted	420.2		438.3

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (b)	$275.5	10.9%	$286.3	11.1%
Cost of Revenues Charges (d)	1.0	0.0%	—	0.0%
Selling, General and Administrative Costs (Income), Net (e)	(0.3)	0.0%	—	0.0%
Restructuring and Other Costs (Income), Net (f)	13.1	0.5%	15.4	0.6%
Amortization of Acquisition-related Intangible Assets	148.2	5.9%	152.0	5.8%

Adjusted Operating Income (c)	$437.5	17.3%	$453.7	17.5%

Reconciliation of Adjusted Net Income
GAAP Net Income (b)	$221.2	8.7%	$218.1	8.4%
Cost of Revenues Charges (d)	1.0	0.0%	—	0.0%
Selling, General and Administrative Costs (Income), Net (e)	(0.3)	0.0%	—	0.0%
Restructuring and Other Costs (Income), Net (f)	13.1	0.5%	15.4	0.6%
Amortization of Acquisition-related Intangible Assets	148.2	5.9%	152.0	5.8%
Amortization of Acquisition-related Intangible Assets – Equity Investments	0.7	0.0%	0.7	0.1%
Other Expense, Net (g)	1.9	0.1%	—	0.0%
Provision for Income Taxes (h)	(56.6)	-2.2%	(54.8)	-2.1%
Discontinued Operations, Net of Tax	—	0.0%	(3.2)	-0.1%

Adjusted Net Income (c)	$329.2	13.0%	$328.2	12.7%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (b)	$0.53		$0.50
Cost of Revenues Charges, Net of Tax (d)	—		—
Selling, General and Administrative Costs (Income), Net of Tax (e)	—		—
Restructuring and Other Costs, Net of Tax (f)	0.02		0.03
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.23		0.23
Amortization of Acquisition-related Intangible Assets, Net of Tax – Equity Investments	—		—
Other Expense, Net of Tax (g)	—		—
Provision for Income Taxes (h)	—		—
Discontinued Operations, Net of Tax	—		(0.01)

Adjusted EPS (c)	$0.78		$0.75

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (b)	$386.6		$370.4
Net Cash Used in Discontinued Operations	0.2		0.4
Purchases of Property, Plant and Equipment	(42.8)		(50.5)
Proceeds from Sale of Property, Plant and Equipment	2.0		4.3

Free Cash Flow	$346.0		$324.6

Segment Data (i)	Three Months Ended
	September 26,	% of	September 27,	% of
(In millions except percentage amounts)	2009	Revenues	2008	Revenues

Revenues
Analytical Technologies	$1,018.6	40.2%	$1,085.9	42.0%
Laboratory Products and Services	1,631.3	64.5%	1,610.4	62.2%
Eliminations	(118.8)	-4.7%	(108.2)	-4.2%

Consolidated Revenues	$2,531.1	100.0%	$2,588.1	100.0%

Operating Income and Operating Margin
Analytical Technologies	$202.7	19.9%	$228.8	21.1%
Laboratory Products and Services	234.8	14.4%	224.9	14.0%

Subtotal Reportable Segments	437.5	17.3%	453.7	17.5%

Cost of Revenues Charges (d)	(1.0)	0.0%	—	0.0%
Selling, General and Administrative Costs (Income), Net (e)	0.3	0.0%	—	0.0%
Restructuring and Other (Costs) Income, Net (f)	(13.1)	-0.5%	(15.4)	-0.6%
Amortization of Acquisition-related Intangible Assets	(148.2)	-5.9%	(152.0)	-5.8%

GAAP Operating Income (b)	$275.5	10.9%	$286.3	11.1%

(a)  On January 1, 2009, the company adopted new accounting rules concerning convertible debt accounting and the calculation of earnings per share, respectively. These rules require adjustment of prior periods to conform to current accounting.

(b) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(c)  Adjusted results are non-GAAP measures and for income measures exclude certain charges to cost of revenues (see note (d) for details); certain credits/charges to selling, general and administrative expenses (see note (e) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (f) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (g) for details); the tax consequences of the preceding items (see note (h) for details); and results of discontinued operations.

(d) Reported results in 2009 and 2008 include charges for the sale of inventories revalued at the date of acquisition and accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.

(e)  Reported results in 2009 include a gain primarily due to settlement of certain pre-merger Fisher product liability-related matters, offset in part by transaction costs related to the acquisition of B.R.A.H.M.S.

(f)  Reported results in 2009 and 2008 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses, real estate consolidations, and, in 2008, gains on sales of assets and a charge for in-process research and development at an acquisition.

(g) Reported results in 2009 include an impairment loss on an investment resulting from other-than-temporary declines in the fair market value, net of the gain on sale of an investment for which impairment losses were recorded in prior periods and a gain on a joint venture investment recognized upon acquisition of the remaining interest in the entity.

(h) Reported provision for income taxes includes $56.6 and $54.8 of incremental tax benefit in 2009 and 2008, respectively, for the pre-tax reconciling items between GAAP and adjusted net income.
(i)  During the first quarter of 2009, the company transferred management responsibility for a product line between segments. Segment information for 2008 has been reclassified to reflect this transfer.

Notes:
Consolidated depreciation expense in 2009 and 2008 is $47.3 and $47.7, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $20.6 and $15.8 in 2009 and 2008, respectively.

Consolidated Statement of Income (unaudited) (a)(b)(c)	Nine Months Ended
	September 26,	% of	September 27,	% of
(In millions except per share amounts)	2009	Revenues	2008	Revenues

Revenues	$7,270.3		$7,851.7
Costs and Operating Expenses:
Cost of revenues (d)	4,293.3	59.1%	4,618.6	58.8%
Selling, general and administrative expenses (e)	1,598.0	22.0%	1,668.3	21.2%
Amortization of acquisition-related intangible assets	440.6	6.1%	454.8	5.8%
Research and development expenses	176.8	2.4%	188.2	2.4%
Restructuring and other costs (income), net (f)	37.0	0.5%	14.9	0.2%
	6,545.7	90.0%	6,944.8	88.4%

Operating Income	724.6	10.0%	906.9	11.6%
Interest Income	12.5		40.1
Interest Expense	(89.0)		(117.5)
Other Expense, Net (g)	(1.9)		3.4

Income from Continuing Operations Before Income Taxes	646.2		832.9
Provision for Income Taxes (h)	(69.2)		(145.0)

Income from Continuing Operations	577.0		687.9
Gain on Disposal of Discontinued Operations (net of income tax provision of $3.7 in 2008)	—		6.0

Net Income	$577.0	7.9%	$693.9	8.8%

Earnings per Share from Continuing Operations:
Basic	$1.39		$1.64
Diluted	$1.36		$1.57

Earnings per Share:
Basic	$1.39		$1.66
Diluted	$1.36		$1.58

Weighted Average Shares:
Basic	413.6		418.2
Diluted	423.0		437.1

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (b)	$724.6	10.0%	$906.9	11.6%
Cost of Revenues Charges (d)	1.9	0.0%	0.8	0.0%
Selling, General and Administrative Costs (e)	1.0	0.0%	—	0.0%
Restructuring and Other Costs (Income), Net (f)	37.0	0.5%	14.9	0.1%
Amortization of Acquisition-related Intangible Assets	440.6	6.1%	454.8	5.8%

Adjusted Operating Income (c)	$1,205.1	16.6%	$1,377.4	17.5%

Reconciliation of Adjusted Net Income
GAAP Net Income (b)	$577.0	7.9%	$693.9	8.8%
Cost of Revenues Charges (d)	1.9	0.0%	0.8	0.0%
Selling, General and Administrative Costs (e)	1.0	0.0%	—	0.0%
Restructuring and Other Costs (Income), Net (f)	37.0	0.5%	14.9	0.1%
Amortization of Acquisition-related Intangible Assets	440.6	6.1%	454.8	5.8%
Amortization of Acquisition-related Intangible Assets – Equity Investments	2.1	0.0%	2.1	0.0%
Other Expense (Income), Net (g)	2.5	0.1%	(9.8)	-0.1%
Provision for Income Taxes (h)	(157.0)	-2.2%	(160.4)	-2.0%
Discontinued Operations, Net of Tax	—	0.0%	(6.0)	0.0%

Adjusted Net Income (c)	$905.1	12.4%	$990.3	12.6%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (b)	$1.36		$1.58
Cost of Revenues Charges, Net of Tax (d)	—		—
Selling, General and Administrative Costs, Net of Tax (e)	—		—
Restructuring and Other Costs, Net of Tax (f)	0.06		0.03
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.70		0.69
Amortization of Acquisition-related Intangible Assets, Net of Tax – Equity Investments	0.01		—
Other Expense (Income), Net of Tax (g)	0.01		(0.01)
Provision for Income Taxes (h)	—		(0.02)
Discontinued Operations, Net of Tax	—		(0.01)

Adjusted EPS (c)	$2.14		$2.26

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (b)	$1,120.6		$959.9
Net Cash Used in Discontinued Operations	0.9		1.1
Purchases of Property, Plant and Equipment	(125.8)		(159.8)
Proceeds from Sale of Property, Plant and Equipment	9.6		9.8

Free Cash Flow	$1,005.3		$811.0

Segment Data (i)	Nine Months Ended
	September 26,	% of	September 27,	% of
(In millions except percentage amounts)	2009	Revenues	2008	Revenues

Revenues
Analytical Technologies	$2,960.7	40.7%	$3,332.6	42.4%
Laboratory Products and Services	4,653.6	64.0%	4,836.1	61.6%
Eliminations	(344.0)	-4.7%	(317.0)	-4.0%

Consolidated Revenues	$7,270.3	100.0%	$7,851.7	100.0%

Operating Income and Operating Margin
Analytical Technologies	$577.6	19.5%	$701.7	21.1%
Laboratory Products and Services	627.5	13.5%	675.7	14.0%

Subtotal Reportable Segments	1,205.1	16.6%	1,377.4	17.5%

Cost of Revenues Charges (d)	(1.9)	0.0%	(0.8)	0.0%
Selling, General and Administrative Costs (e)	(1.0)	0.0%	-	0.0%
Restructuring and Other (Costs) Income, Net (f)	(37.0)	-0.5%	(14.9)	-0.1%
Amortization of Acquisition-related Intangible Assets	(440.6)	-6.1%	(454.8)	-5.8%

GAAP Operating Income (b)	$724.6	10.0%	$906.9	11.6%

(a) On January 1, 2009, the company adopted new accounting rules concerning convertible debt accounting and the calculation of earnings per share, respectively. These rules require adjustment of prior periods to conform to current accounting.

(b) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(c) Adjusted results are non-GAAP measures and for income measures exclude certain charges to cost of revenues (see note (d) for details); certain credits/charges to selling, general and administrative expenses (see note (e) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (f) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (g) for details); the tax consequences of the preceding items (see note (h) for details); and results of discontinued operations.

(d) Reported results in 2009 and 2008 include charges for the sale of inventories revalued at the date of acquisition and accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.

(e)  Reported results in 2009 include transaction costs related to the acquisitions of Biolab and B.R.A.H.M.S. offset in part by a gain primarily from settlement of certain pre-merger Fisher product liability-related matters.

(f)  Reported results in 2009 and 2008 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses, real estate consolidations, gains on pension plan curtailments, gain/loss on a pre-acquisition litigation-related matter and, in 2008, net gains on sales of assets and a charge for in-process research and development at an acquisition.

(g) Reported results in 2009 include impairment losses on investments resulting from other-than-temporary declines in the fair market value, net of gains on sale of investments for which impairment losses were recorded in prior periods and a gain on a joint venture investment recognized upon acquisition of the remaining interest in the entity.
      Reported results in 2008 include a $9.8 currency transaction gain associated with an intercompany financing transaction.

(h) Reported provision for income taxes includes $157.0 and $150.8 of incremental tax benefit in 2009 and 2008, respectively, for the pre-tax reconciling items between GAAP and adjusted net income and in 2008, $9.6 of incremental tax benefit from adjusting the company's deferred tax balances as a result of newly enacted tax rates in Switzerland.

(i)  During the first quarter of 2009, the company transferred management responsibility for a product line between segments. Segment information for 2008 has been reclassified to reflect this transfer.

Notes:
Consolidated depreciation expense in 2009 and 2008 is $139.5 and $143.5, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $56.4 and $43.5 in 2009 and 2008, respectively.

Condensed Consolidated Balance Sheet (unaudited) (a)

(In millions)	Sep. 26, 2009	Dec. 31, 2008

Assets
Current Assets:
Cash and cash equivalents	$1,745.7	$1,280.5
Short-term investments	10.6	7.5
Accounts receivable, net	1,482.0	1,478.1
Inventories	1,169.6	1,171.4
Other current assets	389.7	408.4

Total current assets	4,797.6	4,345.9

Property, Plant and Equipment, Net	1,272.3	1,275.3

Acquisition-related Intangible Assets	6,144.0	6,423.2

Other Assets	416.0	367.9

Goodwill	8,788.6	8,677.7

Total Assets	$21,418.5	$21,090.0

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$70.1	$14.8
Other current liabilities	1,523.7	1,525.4

Total current liabilities	1,593.8	1,540.2

Other Long-term Liabilities	2,460.7	2,595.9

Long-term Obligations	1,952.2	2,003.2

Incremental Convertible Debt Obligation	12.4	24.2

Total Shareholders' Equity	15,399.4	14,926.5

Total Liabilities and Shareholders' Equity	$21,418.5	$21,090.0

(a) On January 1, 2009, the company adopted a new rule on accounting for convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement. The rule requires adjustment of prior periods to conform to current accounting.

Condensed Consolidated Statement of Cash Flows (unaudited) (a)	Nine Months Ended
	September 26,	September 27,
(In millions)	2009	2008

Operating Activities
Net income	$577.0	$693.9
Gain on disposal of discontinued operations	—	(6.0)
Income from continuing operations	577.0	687.9

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	580.1	598.3
Change in deferred income taxes	(182.6)	(118.0)
Other non-cash expenses, net	116.3	62.9
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	30.7	(270.1)

Net cash provided by continuing operations	1,121.5	961.0
Net cash used in discontinued operations	(0.9)	(1.1)

Net cash provided by operating activities	1,120.6	959.9

Investing Activities
Acquisitions, net of cash acquired	(155.5)	(153.1)
Purchases of property, plant and equipment	(125.8)	(159.8)
Proceeds from sale of property, plant and equipment	9.6	9.8
Other investing activities, net	(5.1)	(4.6)

Net cash used in continuing operations	(276.8)	(307.7)
Net cash provided by discontinued operations	—	7.9

Net cash used in investing activities	(276.8)	(299.8)

Financing Activities
Decrease in debt, net	(9.7)	(21.9)
Purchases of company common stock	(414.6)	(102.0)
Net proceeds from issuance of company common stock	17.5	81.7
Tax benefits from stock-based compensation awards	1.7	20.1

Net cash used in financing activities	(405.1)	(22.1)

Exchange Rate Effect on Cash of Continuing Operations	26.5	(22.8)

Increase in Cash and Cash Equivalents	465.2	615.2
Cash and Cash Equivalents at Beginning of Period	1,280.5	625.1

Cash and Cash Equivalents at End of Period	$1,745.7	$1,240.3

Free Cash Flow (b)	$1,005.3	$811.0

(a) On January 1, 2009, the company adopted a new rule on accounting for convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement. The rule requires adjustment of prior periods to conform to current accounting.

(b) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.